Exhibit 10.40

                        INVESTMENT AND ROYALTY AGREEMENT

This Investment and Royalty Agreement (this "Agreement") is made as of March 5, 2003, by and between Columbia Laboratories, Inc., a Delaware corporation ("Columbia"), and PharmaBio Development Inc., a North Carolina corporation ("PharmaBio"). Columbia and PharmaBio may each be referred to herein individually as a "Party" and collectively as the "Parties."

                             Background and Overview

Columbia has requested and PharmaBio is willing to provide certain funds to Columbia, subject to and upon the terms and conditions below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                   Definitions

1.1 "Adverse Marketing Event" shall mean the occurrence after the Product Launch Date of any of the following: (i) Columbia or its licensees shall withdraw, or be required by the FDA or other Governmental Authority to withdraw, the Product from the market in the Territory for any reason for a period that is greater than [***] days and that is, or is reasonably expected to be, not greater than [***] days; or (ii) Columbia or its licensees shall fail to have a supply of the Product, consistent with past quantities and practices, or shall fail to supply Product, in response to orders thereof, for a period of time that is, or is reasonably expected to be, greater than [***] days.

1.2 "Affiliate" shall mean, as to any person or entity, any corporation or business entity controlled by, controlling, or under common control with such person or entity. For this purpose, "control" shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.3 "Annual Period" shall mean a twelve-month period beginning on the first day of the month following the Product Launch Date and each anniversary thereof, subject to extension as described in Section 2.5, except the first Annual Period shall also include the period from the Product Launch Date to the first day of the month following the Product Launch Date.

1.4  "Approvable Letter" shall mean a letter from the FDA pursuant to 21 CFR
     314.110 with respect to the NDA for the Product with labeling substantially similar to the labeling requested by Columbia in the NDA as in effect on the date hereof.

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.5  "Approval Letter" shall mean a letter from the FDA pursuant to 21 CFR
     314.105 with respect to the NDA for the Product with labeling substantially similar to the labeling requested by Columbia in the NDA as in effect on the date hereof.

1.6 "Business Day" shall mean any day other than a Saturday, Sunday or legal holiday on which banks in North Carolina and New York are open for the conduct of their banking business.

1.7 "Columbia SEC Reports" shall have the meaning specified in Section 3.3 herein.

1.8  "Commission" means the United States Securities and Exchange Commission.

1.9 "Debt" shall mean (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services,
     (iv) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above. For the avoidance of doubt, Debt shall not include day-to-day obligations and payables incurred by Columbia in the ordinary course of business.

1.10 "Exchange Act" means the Securities Exchange Act of 1934, as from time to time amended, and the rules and regulations of the Commission promulgated thereunder.

1.11 "Existing Royalty Agreement" shall mean the Investment and Royalty Agreement between the Parties dated July 31, 2002 (regarding Advantage-S, Crinone, Prochieve and RepHresh).

1.12 "Event of Default" shall have the meaning set forth in Section 2.1.

1.13 "FDA" shall mean the United States Food and Drug Administration.

1.14 "GAAP" shall mean generally accepted accounting principles.

1.15 "Governmental Authority" means any foreign, Federal, state or local court or governmental or regulatory agency or authority.

1.16 "Innovex" shall mean Innovex LP, a New Jersey limited partnership, whose address is 10 Waterview Boulevard, Parsippany, NJ 07054, which is an Affiliate of PharmaBio.

1.17 "Law" means any United States Federal, state, local or foreign law, statute, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Authority.

1.18 "Lien" shall mean any lien, security interest, mortgage, pledge, encumbrance, charge or claim.

                                       2

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.19 "Market Withdrawal" shall mean the occurrence after the Product Launch Date of any of the following: (i) Columbia or its licensees shall withdraw, or be required by the FDA or other Governmental Authority to withdraw, the Product from the market in the Territory for any reason for a period that is, or is reasonably expected to be, greater than [***] days; or (ii) Columbia or its licensees shall fail to have a supply of the Product, consistent with past quantities and practices, for a period of time that is, or is reasonably expected to be, greater than [***] days.

1.20 "Master Services Agreement" shall mean the agreement dated July 31, 2002, between Columbia and Innovex, together with the Sales Force Work Order dated as of the date hereof under such agreement, pursuant to which Innovex agrees to provide contract sales services to Columbia, as well as any the work orders thereunder relating to the Product.

1.21 "Material Adverse Effect" shall mean a material adverse effect on the business, operations, properties or financial condition of Columbia and its Subsidiaries, taken as a whole, or a material adverse effect on the manufacture, marketing, distribution or sale of the Product in the Territory, taken as a whole; provided, however, that the following shall be excluded from any determination as to whether a Material Adverse Effect has occurred: (i) any effect resulting from or arising in connection with this Agreement or the transactions contemplated thereby, (ii) the effects of changes or conditions generally affecting the pharmaceutical industry, and
     (iii) changes in general economic, financial market, regulatory or political conditions.

1.22 "Minimum Sales Force Level" shall mean a Columbia sales force size of not less than [***] full-time Columbia sales representatives promoting the Product in the first detailing position, provided that any open sales territory for which Columbia or Innovex is actively recruiting a sales representative shall be counted as a Columbia sales representative for purposes of this definition.

1.23 "NDA" shall mean a "new drug application" as such term is used under the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and all regulations promulgated thereunder.

1.24 "Net Sales" shall mean the gross amount billed or invoiced by Columbia or an Affiliate or any licensee or sublicensee (or other transferee), or on behalf of or for the benefit of Columbia or an Affiliate or any licensee or sublicensee (or other transferee), for sales of the Product, to a third party in the Territory, less the following items, but only to the extent such items are included in such gross amount and without duplication:

          (i) discounts, including cash and quantity discounts, charge-back payments, refunds and rebates granted to managed health care organizations or similar organizations or to federal, state and local governments (including, without limitation, Medicaid rebates), their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups;

                                       3

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          (ii) actual credits or allowances resulting from customer claims, damaged goods, rejections or returns of the Product, including recalls, regardless of the party requesting such;

          (iii) freight, postage, shipping and insurance charges actually allowed or paid for delivery of the Product, to the extent billed;

          (iv) taxes, duties or other governmental charges levied on, absorbed or otherwise imposed on sale of the Product, including without limitation value-added taxes, or other governmental charges otherwise measured by the billing, when included in billing, as adjusted for rebates, charge-backs and refunds, but not including income or similar taxes; and

          (v) actual write-offs of uncollectible customer accounts for recorded sales, provided that (x) any subsequent collection of such uncollectible accounts shall be restored as Net Sales at the time of collection and (y) Columbia shall follow commercially reasonable practices of collecting and otherwise administering such accounts.

1.25 "Not Approvable Letter" shall mean a letter from the FDA pursuant to 21 CFR
     314.120 with respect to the NDA for the Product.

1.26 "Product" shall mean (i) the controlled and sustained release bioadhesive buccal product containing testosterone for which Columbia has filed NDA # 21-543, and which Columbia plans to market in the Territory under the trademark Striant, and shall also include such product in any and all dosages or strengths and for any and all indications in men and any and all "off-label" uses and (ii) any other controlled and sustained release bioadhesive buccal product with testosterone as the active ingredient either alone or in combination with another active ingredient in any and all dosages or strengths and for any and all indications in men and any and all "off-label" uses. For the avoidance of doubt, sales of the Product for "off-label" uses by women shall be included in Net Sales.

1.27 "Product Launch Date" shall mean the first date that commercial quantities of the Product are sold in the Territory.

1.28 "Royalty Term" shall mean the seven (7) consecutive Annual Periods beginning on the Product Launch Date.

1.29 "Securities Act" means the Securities Act of 1933, as from time to time amended, and the rules and regulations of the Commission promulgated thereunder.

1.30 "Subsidiary" and "Subsidiaries" shall have the respective meanings specified in Section 3.5.

1.31 "Territory" shall mean the United States of America and all states thereof, the District of Columbia, and Puerto Rico.

                                       4

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.32 "Transaction Agreements" shall mean, collectively, this Agreement and the Master Services Agreement.

1.33 "Transactions" shall mean, collectively, the transactions contemplated by the Transaction Documents.

1.34 "Warburg Note" shall mean that certain 7 1/8% Convertible Subordinated Note (No. R-1 $10,000,000) issued by Columbia to SBC Warburg Dillon Read Inc. dated March 16, 1998 (including any refinancing, replacement, substitution or restatement of such Note).

                                   ARTICLE II

                  Investment and Royalties; Related Agreements

2.1  PharmaBio will make the following payments to Columbia:

     Quarterly Payment Date     Amount
     ----------------------   ----------

     March 7, 2003            $3,000,000

     June 1, 2003             $3,000,000

     September 1, 2003        $3,000,000

     December 1, 2003         $3,000,000

     March 1, 2004            $3,000,000

     Notwithstanding the foregoing, if on or before a Quarterly Payment Date set forth above, (i) Columbia has received a Not Approvable Letter, or (ii) PharmaBio has made payments under this Section 2.1 of at least [***] and Columbia has not received an Approval Letter, then PharmaBio may, in its sole discretion, suspend making any additional payments under this Section
     2.1 until such time as Columbia receives an Approval Letter. If PharmaBio suspends one or more quarterly payments under the preceding sentence and Columbia subsequently receives an Approval Letter, promptly thereafter (and in any case within [***] PharmaBio shall pay Columbia any quarterly payments that PharmaBio had suspended. If PharmaBio suspends one or more payments under this Section 2.1 and Columbia has not received an Approval Letter, but Columbia has received an Approvable Letter, then PharmaBio agrees to discuss in good faith with Columbia mutually acceptable arrangements under which PharmaBio could continue payments or a portion thereof under this Section 2.1, prior to receipt of an Approval Letter.

     Notwithstanding the foregoing, upon the occurrence of an Event of Default, PharmaBio may at any time, if an Event of Default shall then be continuing, by written notice to Columbia, terminate all of its future funding obligations under this Section 2.1, so long as Innovex is not in default in any material respect of its performance of its material

                                       5

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     obligations under the Master Services Agreement and the work orders thereunder relating to the Product.

     "Event of Default" shall mean and include each of the following:

     (a) Columbia shall fail to pay any royalties to PharmaBio when the same become due and payable to PharmaBio and [***] Business Days have elapsed following receipt of written notice of such non-payment from PharmaBio to Columbia;

     (b) Any material representation or warranty made by Columbia under this Agreement shall prove to have been untrue or incorrect in any material respect when made;

     (c) Columbia shall fail to perform or comply with any material agreement or covenant made by Columbia under this Agreement in any material respect;

     (d) Columbia shall sell, assign, license, lease or otherwise transfer all or substantially all of its assets or properties owned (or otherwise held by it) relating to the Product, in one or a series of related transactions, without the prior written consent of PharmaBio;

     (e)  A Market Withdrawal shall occur;

     (f) Columbia shall not have received an Approval Letter for the Product from the FDA by [***];

     (g) Columbia shall receive a Not Approvable Letter, and does not receive an Approval Letter for the Product within 6 months thereafter;

     (h) Columbia shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other Laws relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing;

     (i) A case or other proceeding shall be commenced against Columbia in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other Laws relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Columbia or any of its subsidiaries or for all or any substantial part of their respective assets, and such case or proceeding shall continue without dismissal or stay for a period

                                       6

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered; or

     (j) Any indebtedness of Columbia or any of its subsidiaries in excess of $[***] shall be declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof, and Columbia shall fail to pay the same within [***] days of such declaration.

     The Parties agree that an Event of Default under the terms of this Agreement shall constitute an Event of Default under the Existing Royalty Agreement. If an Event of Default occurs under Section 2.1(a) of the Existing Royalty Agreement because of Columbia's failure to pay royalties when due, PharmaBio may, in its sole discretion, suspend making any additional payments under Section 2.1 of this Agreement until such time as the Event of Default under Section 2.1(a) of the Existing Royalty Agreement no longer is continuing.

2.2 In the event that (i) PharmaBio terminates all of its future funding obligations under Section 2.1 upon an Event of Default, or (ii) Columbia terminates this Agreement under Section 8.1, then Columbia shall pay to PharmaBio the aggregate amount (the "Repayment Amount") by which the aggregate amount of payments by PharmaBio under this Agreement (the "Aggregate Payments") exceeds the aggregate amount of royalties, if any, paid by Columbia to PharmaBio under this Agreement, plus accrued interest, in full satisfaction of Columbia's obligations under this Agreement. For purposes of this calculation, interest shall (i) accrue on the Aggregate Payments at a rate equal to the greater of [***] or the Prime Rate as announced from time to time by Wachovia Bank, N.A. (or its successor) plus [***] and (ii) accrue from the date of the payment of funds by PharmaBio to Columbia until the Repayment Amount is paid by Columbia. The Repayment Amount shall be immediately due and payable in full, except that in the case of an Event of Default described in Sections 2.1(b), 2.1(c), 2.1(e), 2.1(f) and 2.1(g), the Repayment Amount shall be paid over [***] years in [***] equal monthly installments beginning thirty (30) days after PharmaBio's termination of its funding obligations or Columbia's termination of the Agreement, as the case may be. PharmaBio shall have no obligation to terminate its funding obligations upon an Event of Default and in lieu thereof may exercise its remedies under the other provisions of this Agreement. In the event that the Repayment Amount becomes due and payable pursuant to this Section 2.2, Columbia acknowledges and agrees that the Repayment Amount shall constitute indebtedness of Columbia payable to the order of PharmaBio.

2.3 In consideration of PharmaBio's funding commitments set forth in Section 2.1, with respect to each Annual Period of the Royalty Term, Columbia shall pay PharmaBio royalties equal to nine percent (9%) of Net Sales during an Annual Period up to the Net Sales Baseline applicable to such Annual Period as set forth in the table below and royalties equal to four and one-half percent (4 1/2 %) of Net Sales during an Annual Period in excess of such Net Sales Baseline.

                                       7

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     ----------------------------------
     Annual Period   Net Sales Baseline
     ----------------------------------
            1              [***]
     ----------------------------------
            2              [***]
     ----------------------------------
            3              [***]
     ----------------------------------
            4              [***]
     ----------------------------------
            5              [***]
     ----------------------------------
            6              [***]
     ----------------------------------
            7              [***]
     ----------------------------------

     Notwithstanding anything to the contrary contained in this Agreement, the total royalties payable to PharmaBio under this Section 2.3 shall not (i) exceed in the aggregate for all Annual Periods the amount of $55,000,000 (the "Maximum Royalty Amount"), or (ii) be less than $30,000,000 in the aggregate for all Annual Periods (the "Minimum Royalty Amount"). With respect to the Minimum Royalty Amount: if by the end of the third Annual Period without regard to extension of any Annual Period under Section 2.5, PharmaBio has not received at least $[***] in aggregate royalties under this Section 2.3 (with respect to Net Sales for the first three Annual Periods without regard to extension of any Annual Period under Section 2.5), then Columbia will pay PharmaBio the difference between the amount of royalties actually received and $[***]; and at the end of the seventh (7th) Annual Period, if PharmaBio has not received at least $30,000,000 in aggregate royalties under this Section 2.3, then Columbia will pay PharmaBio the difference between the amount of royalties actually received and $30,000,000, provided that the time for payments under this sentence shall be extended by the period of any extension of the Royalty Term under
     Section 2.5, provided further that in no event shall such extension for payments under this sentence be extended more than six (6) months beyond the original due date. The Minimum Royalty Amount shall be payable by Columbia to PharmaBio notwithstanding the actual sales of the Product or other Product-related events, including without limitation any Adverse Marketing Event or Market Withdrawal.

     Notwithstanding the foregoing provisions of this Section 2.3 and provided Columbia has made all royalty payments with respect to all Annual Periods through the applicable "Calculation Date" in the table below, if, on the applicable Calculation Date, the aggregate royalties paid to PharmaBio for all Annual Periods, through and including the Annual Period that includes the Calculation Date, equals or exceeds the applicable Termination Amount in the table below, the obligation of Columbia to pay royalties to PharmaBio under this Section 2.3 with respect to Annual Periods after the Calculation Date shall terminate.

     ----------------------------------------------------
            Calculation Date           Termination Amount
     ----------------------------------------------------
     End of the Third Annual Period    [***]
     ----------------------------------------------------

                                       8

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     ----------------------------------------------------
     End of the Fourth Annual Period   [***]
     ----------------------------------------------------
     End of the Fifth Annual Period    [***]
     ----------------------------------------------------
     End of the Sixth Annual Period    [***]
     ----------------------------------------------------

     The royalty payments under this Section 2.3 shall be paid by Columbia on a quarterly basis as soon as reasonably practicable following the end of each calendar quarter (but not later than forty five (45) days following the end of each calendar quarter, except following the fourth calendar quarter, in which case Columbia shall have up to 60 days) during the seven (7) Annual Periods in the Royalty Term. Accompanying each of Columbia's payments to PharmaBio under this Section, Columbia will provide to PharmaBio a report showing the applicable Net Sales and the calculation of the resulting royalty payment. Columbia also shall provide PharmaBio with all sales data for the Product that are available to Columbia.

2.4  As further consideration for PharmaBio's funding commitments set forth in
     Section 2.1, Columbia shall reimburse PharmaBio for the fees and expenses of its outside legal counsel as counsel for Quintiles in connection with the negotiation, execution, and closing of this Agreement and the consummation of the transactions contemplated thereby, which attorneys' fees and expenses shall be offset by PharmaBio against the initial payment amount otherwise due to Columbia under Section 2.1.

2.5 Columbia shall use its commercially reasonable efforts to commercialize the Product in the Territory. Without limiting the foregoing, Columbia will provide a sales force of an average size, calculated on a quarterly basis, not less than the Minimum Sales Force Level during the Royalty Term. If, at any time during such period, (a) Columbia reduces the Product's average sales force below the Minimum Sales Force Level for a period of more than [***] days and Innovex is not in default in any material respect of its performance of its material obligations under the Master Services Agreement and the work orders thereunder relating to the Product, (b) an Adverse Marketing Event shall occur, or (c) a Market Withdrawal shall occur, then Columbia and PharmaBio will negotiate in good faith to restructure PharmaBio's commitments under Section 2.1 and the corresponding royalty amounts under Section 2.3, which negotiations will take into account the implications of the reduced sales force size or Adverse Marketing Event or Market Withdrawal, as the case may be, on future sales of the Product. If the Parties are unable to agree to such restructuring within [***] days after PharmaBio gives written notice to Columbia of its intent to pursue a remedy under this Section 2.5, then, provided Innovex is not in default in any material respect of its performance of its material obligations under the Master Services Agreement and the work orders thereunder relating to the Product, PharmaBio may, at its sole discretion by written notice to Columbia, elect to (i) suspend all future funding obligations under Section 2.1; and (ii) extend the Royalty Term (including, without limitation, the then-current Annual Period). During the suspension and extension period, PharmaBio shall continue to receive royalties at the rate equal to the royalty amount applicable immediately prior to the effective date of such suspension and extension. If PharmaBio elects this remedy, the then-current Annual Period for royalty payments under Section 2.3, and the funding commitments under Section 2.1, shall be extended until the Minimum Sales Force Level is satisfied or the

                                        9

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     Adverse Marketing Event no longer exists or the Market Withdrawal no longer exists, as the case may be. The funding commitments under Section 2.1 shall resume as soon as Columbia achieves the Minimum Sales Force Level or the Adverse Marketing Event no longer exists or the Market Withdrawal no longer exists, as the case may be, and the end of the then current Annual Period shall be extended for the amount of such suspension and extension period, such that PharmaBio enjoys the full length of the seven (7) Annual Periods described in Section 2.3 with the benefit of the Minimum Sales Force Level or absence of the Adverse Marketing Event or absence of the Market Withdrawal, as the case may be, for seven (7) full twelve-month periods, and the term "Royalty Term" shall, for all purposes under this Agreement, be extended accordingly.

2.6 Each Party hereto shall keep or cause to be kept such records as are required to determine, in a manner consistent with GAAP, the sums or credits due under this Agreement. Each Party shall have the right, at such Party's expense, through a certified public accountant or like person reasonably acceptable to the other Party, upon execution of a customary confidentiality agreement, to examine such records during regular business hours upon reasonable notice during the term of this Agreement and for twelve (12) months after its termination; provided however, that (i) such examination shall not take place more than once a year and shall not cover such records for more than the preceding Annual Period, and (ii) such accountant shall report to both Parties only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement. Any adjustments required as a result of overpayments or underpayments identified through a Party's exercise of examination rights, and any other adjustments that may be required from time to time in order to correct overpayments or underpayments under this Agreement, shall be made by subtracting or adding, as appropriate, amounts from or to the next royalty payment in accordance with Section 2.3. The Party requesting the examination shall bear the full cost of the examination unless such examination correctly discloses that the discrepancy for the Annual Period differs by more than five (5) percent from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation, and the Parties shall resolve such dispute in accordance with
     Article XIII.

2.7 Without the prior written approval of PharmaBio, Columbia shall not, nor shall it allow any Affiliate or third party acting on behalf of or for the benefit of Columbia or any Affiliate to, commercialize or promote a product that could reasonably be expected to compete with the Product in the Territory during the Royalty Term.

2.8 The Chief Financial Officers ("CFOs") of Columbia and PharmaBio shall coordinate the activities of the Parties under this Agreement. The CFOs shall meet or communicate (in person or by telephone conference) on a regular basis as may be reasonably requested by either of them, but no less frequently than semi-annually about the performance of the Parties under this Agreement. The Parties acknowledge that a Steering Committee will be established as described in the Master Services Agreement. The Parties agree that, in addition to the activities described in the Master Services Agreement, the Steering

                                       10

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     Committee will coordinate and facilitate the overall commercialization relationship among PharmaBio and its Affiliates and Columbia and its Affiliates, including with respect to this Agreement.

2.9 Columbia agrees not to sell, assign, license, lease or otherwise transfer all or any substantial portion of its assets or properties owned (or otherwise held) relating to the Product in one or a series of related transactions, without the prior written consent of PharmaBio, which consent shall not be unreasonably withheld or delayed.

2.10 Without the prior written consent of PharmaBio, which consent shall not be unreasonably withheld or delayed, Columbia shall not create or incur or allow to be created, incurred or exist any Debt, except Debt which is junior and subordinate in right of payment to the Minimum Royalty Amount and the Repayment Amount (such Debt being referred to herein as "Junior Debt"), so long as prior to the creation of such Junior Debt the holder thereof has agreed to subordination terms and conditions in form and substance reasonably satisfactory to PharmaBio providing for the subordination of the Junior Debt to the Minimum Royalty Amount and the Repayment Amount. Columbia and PharmaBio agree that Columbia's payment obligations under this Agreement, including the Minimum Royalty Amount and the Repayment Amount, shall be and constitute "Senior Indebtedness" as such term is used in the Warburg Note.

2.11 Without the prior written consent of PharmaBio, which consent shall not be unreasonably withheld or delayed, Columbia shall not create or incur or allow to be created, incurred or exist any Lien upon or with respect to any of Columbia's assets or properties, except Liens securing Debt or other obligations which are junior and subordinate in right of payment to the Minimum Royalty Amount and the Repayment Amount (such Liens being referred to herein as "Junior Liens"), so long as prior to the creation of such Junior Liens the holder thereof has agreed to subordination terms and conditions in form and substance reasonably satisfactory to PharmaBio providing for the subordination of the Junior Liens to the Minimum Royalty Amount and the Repayment Amount.

2.12 Columbia shall have sole responsibility for all FDA and regulatory related obligations regarding the Product. Columbia shall also have responsibility for manufacturing, distribution and marketing of the Product, except as set forth in the Master Services Agreement.

                                   ARTICLE III

                   Representations and Warranties of Columbia

     Columbia hereby represents and warrants to PharmaBio as of the date hereof as follows:

3.1 Organization and Qualification. Columbia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Columbia is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where failure to so qualify would not have a Material Adverse Effect. Columbia has all requisite corporate power and authority to own, lease

                                       11

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     and operate its properties and to carry on its businesses as now conducted and as proposed to be conducted.

3.2 Authority and Consents. Columbia has all necessary corporate power and authority to execute and deliver the Transaction Agreements and to consummate the Transactions. The execution and delivery of the Transaction Agreements and consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Columbia and no other corporate proceedings on the part of Columbia are necessary to authorize the Transaction Agreements or to consummate the Transactions. The Transaction Agreements have been duly and validly executed and delivered by Columbia and constitute valid, legal and binding agreements of Columbia, enforceable against Columbia in accordance with their respective terms. No consent, authorization or order of, or filing or registration with, any Governmental Authority is required to be obtained or made by Columbia for the execution, delivery and performance of the Transaction Agreements or the consummation of the Transactions. Neither the execution, delivery and performance of the Transaction Agreements by Columbia nor the consummation by Columbia of the Transactions will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Columbia; (ii) violate any Law applicable to Columbia or any of its Subsidiaries or the Transactions; or (iii) result in the creation of any Lien upon any assets of Columbia or any of its Subsidiaries pursuant to the terms or provisions of, or will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any agreement, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which Columbia or any of its Subsidiaries is a party or by which Columbia or any of its Subsidiaries or any of their respective properties may be bound, except in the case of clauses (ii) and (iii) for such violation, Lien or default which would not, individually or in the aggregate, have and which could not reasonably be expected to have a Material Adverse Effect.

3.3 Columbia SEC Reports; Financial Statements. Columbia has made available to PharmaBio (i) Columbia's Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2000 and December 31, 2001; (ii) all definitive proxy statements relating to Columbia's meetings of stockholders (whether annual or special) held since January 1, 2001; and (iii) all other reports or registration statements filed by Columbia with the Commission since January 1, 2001 (all such filings at (i) through (iii), collectively, the "Columbia SEC Reports"). As of their respective filing dates, the Columbia SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to the Columbia SEC Reports. None of such forms, reports or registration statements contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Columbia included in the Columbia SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto when the same were filed and fairly presented, in conformity with GAAP

                                       12

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Columbia and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Columbia has filed with the Commission on a timely basis, or received a valid extension of such time of filing, all forms, reports and documents required to be filed by it under the Exchange Act since January 2, 2001.

3.4 Absence of Undisclosed Liabilities. Except as and to the extent specifically reflected or reserved against on the consolidated balance sheets of Columbia as of December 31, 2001, included in Columbia's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, or otherwise disclosed in the Columbia SEC Reports, neither Columbia nor any of its Subsidiaries have any material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, arising out of transactions entered into, or any state of facts existing on or prior to the date of this Agreement that would be required under GAAP to be reported on the balance sheet of Columbia, other than liabilities and obligations (1) arising in the ordinary course of business after December 31, 2001, which do not have a Material Adverse Effect, or (2) arising in connection with the Transactions, which do not have a Material Adverse Effect.

3.5 Subsidiaries. Schedule 3.5 attached hereto sets forth each subsidiary of Columbia as of the date hereof (each a "Subsidiary" and together its "Subsidiaries"), showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on its business as now conducted.

3.6 Absence of Changes. Except as disclosed by Columbia in the Columbia SEC Reports, since December 31, 2001, (a) Columbia and its Subsidiaries have not incurred any liabilities or obligations (indirect or contingent) or entered into any written or oral agreements or other transactions which are outside of the ordinary course of business which have had or which would reasonably be expected to have, and there have been no changes in the business or operations of Columbia or any of the Subsidiaries which have had or which would reasonably be expected to have, a Material Adverse Effect; (b) Columbia and its Subsidiaries have not sustained any material loss or interference with their respective businesses or properties from fire, flood, windstorm, accident or other calamity not covered by insurance; and (c) Columbia has not paid or declared any dividends or other distributions with respect to its common stock and Columbia is not in default in the payment of principal or interest on any outstanding debt obligations.

3.7 No Defaults. Except as to defaults, violations and breaches which individually or in the aggregate would not have a Material Adverse Effect on Columbia, neither Columbia nor

                                       13

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     any of its Subsidiaries is in violation or default of any provision of its certificate of incorporation or bylaws, or other organizational documents, or in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and there does not exist any state of fact which, with notice or lapse of time or both, would constitute an event of default or default on the part of Columbia or any Subsidiary as defined in such documents or instruments, except such defaults which individually or in the aggregate would not have a Material Adverse Effect on Columbia.

3.8  Material Agreements.

     (a) Except as included or incorporated by reference in, or otherwise referred to in, the Columbia SEC Reports, or listed on Schedule 3.8(a), neither Columbia nor any of its Subsidiaries is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 (collectively, "Material Agreements") if Columbia was registering securities under the Securities Act. The Material Agreements are in full force and effect and Columbia or its Subsidiary, as the case may be, has in all material respects performed all the obligations required to be performed by it to date under such agreements, has received no notice of default and, to the best of Columbia's knowledge, neither Columbia nor any of its Subsidiaries nor any party obligated to Columbia or to any Subsidiary is in default under any Material Agreement now in effect, the result of which could reasonably be expected to cause a Material Adverse Effect. All Material Agreements constitute valid and binding obligations of Columbia or one or more of its Subsidiaries, as the case may be, enforceable against Columbia or such Subsidiaries in accordance with their respective terms.

     (b) Schedule 3.8(b) sets forth each of the material contracts related to the Product. Each of the contracts set forth on Schedule 3.8(b) is in full force and effect and Columbia and its Affiliates have in all material respects performed all their respective obligations required to be performed by them to date under such agreements, have received no notice of default and, to the best of Columbia's knowledge, neither Columbia nor its Affiliates nor any party obligated to Columbia is in default under such agreements, the result of which could reasonably be expected to cause a Material Adverse Effect on Columbia.

3.9 No Litigation or Other Actions. There are no legal or governmental actions, suits, proceedings or investigations pending or, to Columbia's knowledge, threatened to which Columbia or any of its Subsidiaries is or may be a party or of which property owned, licensed or leased by Columbia or any of its Subsidiaries is or may be the subject, which actions, suits, proceedings or investigations, individually or in the aggregate, might prevent or might reasonably be expected to have a material adverse affect on the Transactions or result in a Material Adverse Effect; and no labor disturbance by the employees of Columbia or any of its Subsidiaries exists or, to Columbia's knowledge, is imminent which might reasonably be expected to have a Material Adverse Effect, except

                                       14

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     as provided on Schedule 3.11. Neither Columbia nor any of its Subsidiaries is a party to or subject to the provisions of any material injunction, judgment, decree or order of any court, regulatory body administrative agency or other governmental body.

3.10 Properties (Other than Intellectual Property). Columbia and each of the Subsidiaries have valid title to all the properties and assets reflected as owned by such entities in the Columbia SEC Reports, subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in the Columbia SEC Reports, (ii) those which are not material in amount and do not adversely affect the use made and proposed to be made of such property by Columbia or its Subsidiaries, or (iii) those on
     Schedule 3.11. Columbia and each Subsidiary holds its leased properties under valid and binding leases. Columbia and each Subsidiary owns, leases or licenses all such properties necessary for the conduct of its respective business (as described in the Columbia SEC Reports).

3.11 Intellectual Property. Set forth on Schedule 3.11 are all of the patents, patent applications, trademark applications, and trademark registrations in the Territory used or held for use to develop, commercialize, market, make and distribute the Product. Columbia and each of its Subsidiaries owns or has valid and enforceable rights to use all Intellectual Property (as defined below) necessary to conduct their respective businesses as described in the Columbia SEC Reports including without limitation the Intellectual Property described on Schedule 3.11 and any other Intellectual Property used or held for use to develop, commercialize, market, make and distribute the Product in the Territory (collectively, the "Columbia Intellectual Property"). To the knowledge of Columbia, none of the Columbia Intellectual Property infringes, misappropriates or makes any unauthorized use of any Intellectual Property of any other person, except as provided on
     Schedule 3.11. Neither Columbia nor any of its Subsidiaries has received notice or other communication of any actual, alleged, or potential infringement, misappropriation or unauthorized use of Intellectual Property owned or used by any other person, except as provided on Schedule 3.11. To the knowledge of Columbia, no person is infringing, misappropriating or making any unauthorized use of any the Columbia Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect. Except as included or incorporated by reference in, or otherwise referred to in the Columbia SEC Reports, neither Columbia nor any of its Subsidiaries has entered into any agreement or arrangement, and neither Columbia nor any of its Subsidiaries is subject to any judgment, order or decree of any court or governmental or regulatory body limiting the ability of Columbia or its Subsidiaries, as applicable, to exploit freely the Columbia Intellectual Property or to transact business in any market with any person, except as provided on Schedule 3.11. There is no pending or, to the knowledge of Columbia, threatened action, claim, suit, proceeding or investigation before any court or any governmental or regulatory body challenging the validity, scope, ownership, or right to use the Columbia Intellectual Property, except as provided on Schedule 3.11. There are no actions, claims, suits or proceedings by Columbia or any of its Subsidiaries against any other person regarding the Columbia Intellectual Property or the Intellectual Property of such person. Columbia is not aware of any Intellectual Property owned or controlled by any other person, or of any facts, circumstances or events, that would materially impair or prevent Columbia or its Subsidiaries from developing, commercializing,

                                       15

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     marketing, making and distributing the Product as contemplated by the Columbia SEC Reports. "Intellectual Property" shall mean all: trade, business and product names; trademarks; service marks; copyrights; patents; inventions; discoveries; trade secrets; business and technical information; proprietary compilations of data or information; know-how; formulas and techniques; methods; regulatory filings and approvals; computer software; all intellectual property rights, registrations, licenses and applications pertaining to any of the foregoing; and all related documentation and goodwill.

3.12 Compliance. Each of Columbia and its Subsidiaries has been and is in compliance in all material respects with all applicable Laws in respect of the conduct of its respective business, the ownership of its respective properties and the Product, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each of Columbia and its Subsidiaries has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its respective business as now being conducted unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.13 Taxes. Columbia has filed all federal, state, local and foreign income and other tax returns required to be filed by it and has paid or accrued all taxes shown as due thereon, except where failure to do so would not reasonably be expected have a Material Adverse Effect, and Columbia has no knowledge of a tax deficiency which has been or might be asserted or threatened against it or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

3.14 Insurance. Columbia maintains insurance with sound and reputable insurance companies of the types and in the amounts that Columbia reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned, licensed or leased by Columbia and its Subsidiaries against all risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

3.15 Employees. As of the date hereof, Columbia has no collective bargaining arrangements or agreements covering any of its employees. As of the date hereof, since January 1, 2001, no officer, consultant or key employee of Columbia whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of Columbia, has any present intention of terminating his or her employment or engagement with Columbia.

3.16 Debt. No Debt is outstanding or owed by Columbia except the Debt listed on
     Schedule 3.16. Set forth on Schedule 3.16 is a list of all amounts of outstanding Debt of Columbia for borrowed money and the maturity dates thereof.

3.17 Liens. No Lien exists upon or with respect to any of Columbia's properties or assets.

                                       16

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

3.18 FDA Matters. Columbia has (a) complied in all material respects with all applicable Laws in its preparation and submission of the NDA for the Product and in conducting the related clinical trials; and (b) not made to the FDA any untrue statement of a material fact regarding the Product (whether in any submission or otherwise) and not failed to disclose to the FDA any material fact required to be disclosed to it by the FDA regarding the Product.

3.19 Grant of Rights. Columbia has not granted any right to any Third Party which would conflict with the rights granted under the Transaction Agreements to PharmaBio or Innovex, as the case may be, nor entered into any agreement which would impair its ability to perform its obligations under the Transaction Agreements.

                                   ARTICLE IV

                              Additional Covenants

4.1 Compliance with Certain Material Agreements. Columbia shall perform and fulfill all of its obligations, and shall cause its Affiliates to perform and fulfill all of their respective obligations under each of the agreements listed on Schedule 3.8(b) as necessary to maintain Columbia's and its Affiliates' respective rights in such agreements in full force and effect in all material respects. Columbia shall provide written notice to PharmaBio within five (5) Business Days of Columbia's or any of its Affiliate's receipt of any notice from any other parties to any of the agreements listed on Schedule 3.8(b) proposing or threatening to terminate any such agreement.

4.2 Notice of Events of Default. Columbia agrees to provide prompt written notice of the occurrence of any Adverse Marketing Event or any Event of Default to PharmaBio but in any case not later than three Business Days after any such event.

4.3 FDA Correspondence. Columbia agrees to promptly (and in any case not later than three Business Days after receipt) provide to PharmaBio copies of material correspondence to or from the FDA related to the Product including, without limitation, any Not Approvable Letter or other FDA action letters.

4.4 Diligence. Columbia agrees to exercise commercially reasonable efforts to obtain FDA approval for and to launch the Product in the Territory.

4.5 Compliance. Columbia shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all applicable Laws in respect of the conduct of its respective business, the ownership of its respective properties and the Product, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. Columbia and its Subsidiaries shall maintain in full force and effect all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted unless the failure to possess such franchises, permits, licenses, consents and other

                                       17

    [***] A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     governmental or regulatory authorizations and approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.6 Grant of Rights. During the term of this Agreement, Columbia will not grant, and shall ensure its Subsidiaries do not grant, any right to any third party which would conflict with the rights granted to the PharmaBio hereunder or enter into any agreement which would impair its ability to perform its obligations under this Agreement.

4.7 Maintenance of Insurance. Columbia shall at all times maintain insurance in full force and effect with sound and reputable insurance companies of the types and in the amounts that Columbia reasonably believes is adequate for its business, including, but not limited to, insurance covering all real and personal property owned, licensed or leased by Columbia and its Subsidiaries against all risks customarily insured against by similarly situated companies.

4.8  Subscription Right.

     (a) If at any time after the date hereof until the date on which PharmaBio (which for purposes of this Section 4.8 shall include its Affiliates) shall no longer own at least [***] of the shares of Columbia Common Stock purchased by PharmaBio under the Stock Purchase Agreement by and between PharmaBio and Columbia dated July 31, 2002, Columbia proposes to issue equity securities of Columbia of any kind, the primary purpose of which is to raise more than five million dollars ($5,000,000) in any six (6) month period in equity capital (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities), other than (i) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (ii) in connection with bona fide acquisitions, mergers, joint ventures or similar transactions, the terms of which are approved by Columbia's Board of Directors, (iii) pursuant to the Amended and Restated Common Stock Purchase Agreement by and between Columbia and Acqua Wellington North American Equities Fund, Ltd. effective as of February 6, 2001, or (iv) pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of the employees of Columbia or its Subsidiaries, adopted by the Board of Directors, then, Columbia shall:

          (i) give written notice to PharmaBio (no less than fifteen (15) days prior to the closing of such issuance) setting forth in reasonable detail
     (A) the material terms and provisions of the securities proposed to be issued (the "Proposed Securities"), (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as PharmaBio may reasonably request in order to evaluate the proposed issuance; and

          (ii) offer to issue and sell to PharmaBio, on such terms as the Proposed Securities are issued, upon full payment by PharmaBio, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock of Columbia then held by PharmaBio, by
     (B) the total number of shares

                                       18

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     of Common Stock then outstanding, including for purposes of this calculation all shares of Common Stock issuable upon conversion or exercise in full of any convertible or exercisable securities (other than employee stock options) then outstanding (including shares of Common Stock issuable upon conversion of convertible securities or issuable upon exercise of outstanding warrants).

     (b) PharmaBio must exercise its purchase rights hereunder within ten (10) days after receipt of such notice from Columbia. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right.

     (c) Upon the expiration of the 10-day offering period described above, Columbia will be free to sell such Proposed Securities that PharmaBio has not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to PharmaBio. Any Proposed Securities offered or sold by Columbia after such 90-day period must be reoffered to PharmaBio pursuant to this Section 4.8. The election by PharmaBio not to exercise its subscription rights under this Section 4.8 in any one instance shall not affect its right as to any subsequent proposed issuance.

                                   ARTICLE V

                  Confidentiality and Ownership of Information

5.1 Columbia on the one part and PharmaBio on the other part each acknowledges that, in the course of discussions and negotiations leading to this Agreement and performing its obligations hereunder, it has received or may receive information from the other Party which is proprietary to the disclosing Party and which the disclosing Party wishes to protect from public disclosure ("Confidential Information"). Each receiving Party agrees to retain in confidence, during the Royalty Term, and thereafter for a period of five (5) years, all Confidential Information disclosed to it by or on behalf of the other Party, and that it will not, without the written consent of such other Party, use Confidential Information for any purpose other than the purposes indicated herein or disclose such information to a third party. These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving Party); (ii) is made lawfully available to the receiving Party by an independent third party that, to the knowledge of the receiving Party, is under no duty of confidentiality to the disclosing Party; (iii) is already in the receiving Party's possession at the time of receipt from the disclosing Party (and such prior possession can be demonstrated by competent evidence by the receiving Party); (iv) is independently developed by the receiving Party and/or Affiliates (and such independent development can be demonstrated by competent evidence by the receiving Party); or (v) is required by Law to be disclosed by the receiving Party, provided, however, if reasonably possible, such receiving Party gives the disclosing Party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving Party may disclose only the minimum Confidential Information required to be

                                       19

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     disclosed in order to comply with such and only to the government authority or agency or in the proceeding which is the subject of such order.

5.2 PharmaBio on the one hand and Columbia on the other hand shall limit disclosure of the other Party's Confidential Information to only those of their respective officers, representatives, agents and employees who are directly concerned with the performance of this Agreement and have a legitimate need to know such Confidential Information in the performance of their duties and shall ensure that their respective officers, representatives, agents and employees to whom Confidential Information is disclosed do not further disclose such Confidential Information to any third party except as otherwise permitted hereunder.

5.3 All Columbia inventions, processes, know-how, patents, trade secrets, copyrights, trade names, trademarks, service marks, marketing materials, proprietary materials or other intellectual property of any kind, and all improvements to any of the foregoing (collectively, "Columbia Property"), disclosed, used, improved, modified or developed in connection with the relationship contemplated by this Agreement shall remain the sole and exclusive property of Columbia.

5.4 Columbia acknowledges that PharmaBio (and its Affiliates) possess certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, which have been independently developed by PharmaBio and/or its Affiliates (collectively "PharmaBio Property"). Any PharmaBio Property or improvements thereto which are disclosed, used, improved, modified or developed under or during the term of this Agreement shall remain the sole and exclusive property of PharmaBio or the respective Affiliate.

5.5 Neither PharmaBio nor Columbia or any of their Affiliates shall make any public announcements regarding this Agreement or the terms and conditions thereof without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except to the extent such disclosure is required by Law.

                                   ARTICLE VI

           Grant of Certain Preferred Rights by Columbia to PharmaBio

For so long as Innovex is providing services related to the Product under the Master Services Agreement or any replacement agreement, Columbia hereby grants to PharmaBio (which for purposes of this Article VI shall mean and include its Affiliates) a preferred provider relationship whereby PharmaBio shall have a first and preferred opportunity to negotiate for a period of [***] with Columbia (which for purposes of this Article VI shall mean and include its Affiliates) to provide to Columbia any services which PharmaBio provides to customers, which Columbia has decided to outsource or otherwise engage a service provider to perform during the Royalty Term, and which involve payments individually or in the aggregate of $500,000 or more, including without limitation clinical and pre-clinical development, coordination and execution services,

                                       20

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

sales and marketing services, commercialization services, and similar services. Columbia shall allow and grant PharmaBio the right to provide such services if PharmaBio agrees to provide such services on competitive terms and conditions.

                                       21

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE VII

                       Independent Contractor Relationship

For the purposes of this Agreement, Columbia and PharmaBio are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers. Neither Columbia nor PharmaBio shall have the power or right to bind or obligate the other Party, nor shall either Party hold itself out as having such authority.

                                  ARTICLE VIII

                        Additional Termination Provisions

8.1 Columbia may terminate this Agreement for material breach upon sixty (60) days written notice specifying the nature of the breach, if such breach (i) has not been substantially cured within the sixty (60) day period or (ii) is not curable within such 60-day period and the breaching Party has not commenced and diligently continued during such 60-day period reasonable actions to cure such breach. During the 60-day cure period for termination due to breach, each Party will continue to perform its obligations under this Agreement. Any termination under this Section 8.1 shall be without prejudice to any claims for damages or other relief by Columbia.

8.2 This Agreement shall terminate upon the payment by Columbia to PharmaBio of either (i) the Maximum Royalty Amount or (ii) the applicable Termination Amount.

                                   ARTICLE IX

                      Indemnification and Liability Limits

9.1 PharmaBio shall indemnify, defend and hold harmless Columbia, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys' fees and court costs) (collectively, "Losses"), resulting from any: (i) breach by PharmaBio (or its employees) of its obligations hereunder; (ii) willful misconduct or grossly negligent acts or omissions of PharmaBio or its employees; and (iii) violation by PharmaBio or its employees of any Laws applicable to the performance of PharmaBio's obligations under this Agreement; except, in each case, to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of Columbia or its employees.

9.2 Columbia shall indemnify, defend and hold harmless PharmaBio, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all Losses resulting from any: (i) third party claim arising from the manufacture, storage, handling, packaging, labeling, production, transportation, distribution, marketing, testing,

                                       22

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     use, sale or other disposition of the Product; (ii) breach by Columbia (or its employees) of its obligations hereunder; (iii) willful misconduct or grossly negligent acts or omissions of Columbia or its employees; and (iv) violation by Columbia or its employees of any Laws applicable to the performance of Columbia' obligations under this Agreement; except, in each case, to the extent such Losses are determined to have resulted from the gross negligence or willful misconduct of PharmaBio or its employees.

9.3 In the event of a third party claim or lawsuit, the Party seeking indemnification hereunder (the "Indemnified Party") shall give the Party obligated to indemnify (the "Indemnifying Party") prompt written notice of any claim or lawsuit (including a copy thereof), provided that the failure of an Indemnified Party to notify the Indemnifying Party on a timely basis will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by the Indemnified Party's failure to give such notice. The Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification, which defense shall be managed by the Indemnifying Party in a manner, including the selection of legal counsel, reasonably acceptable to the Indemnified Party. The Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this indemnification provision; provided that such settlement does not include an admission or acknowledgement of liability or fault of the Indemnified Party.

9.4 Neither PharmaBio nor Columbia, nor any of such Party's Affiliates, directors, officers, employees, subcontractors or agents shall have, under any legal theory (including, but not limited to, contract, negligence and tort liability), any liability to any other Party hereto for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss, in connection with or arising out of this Agreement. For the avoidance of doubt, a claim by PharmaBio for royalties on Net Sales payable by Columbia hereunder or a claim by Columbia for payments pursuant to Section 2.1 shall not be limited in any way pursuant to the provisions set forth in the preceding sentence.

                                   ARTICLE X

                                    Notices

Any notice required to be given by either Party shall be in writing. All notices shall be to the Parties and addresses listed below, and shall be deemed sufficiently given (i) when received, if delivered personally or sent by facsimile transmission with confirmed receipt, or (ii) one Business Day after the date mailed by first class mail or sent by an internationally recognized overnight delivery service with charges prepaid.

                                       23

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     If to PharmaBio:   PharmaBio Development Inc.
                        4709 Creekstone Drive
                        Suite 200, Riverbirch Building
                        Durham, NC  27703
                        Attention:  President
                        Fax: 919-998-2090

     With a copy to:    PharmaBio Development Inc.
                        4709 Creekstone Drive
                        Suite 200, Riverbirch Building
                        Durham, NC  27703
                        Attention: General Counsel
                        Fax: 919-998-2090

     If to Columbia:    Columbia Laboratories, Inc.
                        354 Eisenhower Parkway
                        Livingston, NJ 07039
                        Attention: President
                        Fax 973-994-3001

     With a copy to:    Columbia Laboratories, Inc.
                        354 Eisenhower Parkway
                        Livingston, NJ 07039
                        Attention: General Counsel
                        Fax 973-994-3001

                                   ARTICLE XI

                                   Assignment

No Party may assign any of its rights or obligations under this Agreement to any third party other than an Affiliate without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed, but no such assignment shall relieve the assigning Party of any of its obligations hereunder. Any permitted assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations. Nothing in this Article XI shall preclude the transfer of a Party's rights and obligations under this Agreement in conjunction with a merger in which such Party is not the surviving entity. Any attempted assignment in violation of this Section shall be null and void.

                                   ARTICLE XII

                               General Provisions

12.1 Sections 2.1, 2.2, 2.3 and 2.6 and Articles V, IX, XI, XII and XIII shall survive the termination of this Agreement for any reason.

                                       24

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

12.2 This Agreement contains the entire understanding of the Parties with respect to the subject matter herein and cancels all previous agreements (oral and written), negotiations and discussions dealing with the same subject matter. The Parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.

12.3 No failure or delay on the part of a Party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right. The rights and remedies set forth in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law or otherwise. Termination of this Agreement by a Party shall not affect any other rights or remedies which may be available to such Party against a defaulting Party.

12.4 If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any applicable Laws, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such Laws. In the event of any ambiguity respecting any term or terms hereof, the Parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability.

12.5 The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

12.6 Each Party represents and warrants to the other that the individual signing below for such Party is authorized and empowered to bind such Party to the terms of this Agreement.

12.7 Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement (other than payment obligations) if and to the extent that such failure or deal is due to circumstances beyond its control ("Force Majeure") which it could not have avoided by the exercise of reasonable diligence including but not limited to: act of God; war or insurrection; civil commotion; destruction of essential facilities or materials by earthquake, fire, flood or storm; labor disturbance (whether or not any such labor disturbance is within the power of the affected Party to settle); epidemic; or other similar event; provided, however, that the Party so affected shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to avoid, remove or alleviate such causes of non-performance and shall resume performance of its obligations hereunder with the utmost dispatch whenever such causes are removed. In the event of Force Majeure lasting more than three (3) months,

                                       25

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     the Parties agree to meet and discuss how this Agreement can be justly and fairly implemented under the circumstances.

12.8 Each party shall, without further consideration, take such further action and execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

12.9 This Agreement and any amendment hereto may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement and any such amendment by any party hereto will not become effective until counterparts hereof have been executed by both parties hereto. This Agreement may be executed by either party by delivery of such party's facsimile signature thereon.

12.10 The parties intend and agree that PharmaBio's payments under Section 2.1 of this Agreement (i) shall not be an equity investment in Columbia; (ii) shall not give PharmaBio any rights or interest in the capital stock of Columbia; and (iii) shall not entitle PharmaBio to any rights of a stockholder of Columbia.

                                  ARTICLE XIII

                               Dispute Resolution

13.1 Governing Law. This Agreement, including, without limitation, the interpretation, performance, enforcement, breach or termination thereof and any remedies relating thereto, shall be governed by and construed in accordance with the Laws of the State of Delaware, United States of America, as applied to agreements executed and performed entirely in the State of Delaware, without regard to conflicts of law rules.

13.2 Internal Review. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, or request for testimony or information or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a "Dispute") and either Party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the Chief Executive Officers of Columbia and PharmaBio. For all Disputes referred to the Chief Executive Officers, the Chief Executive Officers shall use their good faith efforts to meet at least two times in person and to resolve the Dispute within ten (10) days after such referral.

13.3 Arbitration.

     (a) If the Parties are unable to resolve any Dispute under Section 13.2, then either Party may by election within ten (10) days after the end of the period set forth in Section 13.2, require the matter to be settled by final and binding arbitration by sending written notice of such election to the other Party clearly marked "Arbitration Demand". Thereupon such Dispute shall be arbitrated in accordance

                                       26

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          with the terms and conditions of this Section 13.3. Notwithstanding the foregoing, either Party may apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm.

     (b) The arbitration panel will be composed of three arbitrators, one of whom will be chosen by Columbia, one by PharmaBio, and the third by the two so chosen. If both or either of Columbia or PharmaBio fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the American Arbitration Association shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The arbitrators shall have reasonable experience in the matter under dispute. The decision of the arbitrators shall be final and binding on the Parties, and specific performance giving effect to the decision of the arbitrators may be ordered by any court of competent jurisdiction.

     (c) Nothing contained herein shall operate to prevent either Party from asserting counterclaim(s) in any arbitration commenced in accordance with this agreement, and any such Party need not comply with the procedural provisions of this Section 13.3 in order to assert such counterclaim(s).

     (d) The arbitration shall be filed with the office of the American Arbitration Association ("AAA") located in Delaware or such other AAA office as the Parties may agree upon (without any obligation to so agree). The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of AAA as in effect at the time of the arbitration hearing, such arbitration to be completed in a sixty (60) day period. In addition, the following rules and procedures shall apply to the arbitration:

               (i) The arbitrators shall have the sole authority to decide whether or not any Dispute between the Parties is arbitrable and whether the Party presenting the issues to be arbitrated has satisfied the conditions precedent to such Party's right to commence arbitration as required by this Section 13.3.

               (ii) The decision of the arbitrators, which shall be in writing and state the findings the facts and conclusions of law upon which the decision is based, shall be final and binding upon the Parties, who shall forthwith comply after receipt thereof. Judgment upon the award rendered by the arbitrator may be entered by any competent court. Each Party submits itself to the jurisdiction of any such court, but only for the entry and enforcement to judgment with respect to the decision of the arbitrators hereunder.

                                       27

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

               (iii) The arbitrators shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory damages provided by applicable Law, but shall not have the power or authority to award punitive damages. No Party shall seek punitive damages in relation to any matter under, arising out of, or in connection with or relating to this Agreement in any other forum.

               (iv) The Parties shall bear their own costs in preparing for and participating in the resolution of any Dispute pursuant to this Section 13.3, and the costs of the arbitrator(s) shall be equally divided between the Parties; provided, however, that each Party shall bear the costs incurred in connection with any Dispute brought by such Party that the arbitrators determine to have been brought in bad faith.

                            [signature page follows]

                                       28

    [***]A CONFIDENTIAL PORTION OF THE MATERIAL HAS BEEN OMITTED AND FILED
     SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          [signature page to Striant Investment and Royalty Agreement]

     IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto through their duly authorized officers as of the date first set forth above.

PHARMABIO DEVELOPMENT INC.                 COLUMBIA LABORATORIES, INC.


By:    /S/ William D. Robb                 By:    /S/ Fred Wilkinson
      ----------------------------------         -------------------------------
Name:  William D. Robb                     Name:  Fred Wilkinson
Title: Vice President, PharmaBio           Title: President & CEO
       Development, Inc.

                                    SCHEDULES

Schedule   Description

3.5        Subsidiaries
3.8(a)     Material Agreements; Required to Be Filed with SEC
3.8(b)     Material Agreements; Material Contracts Related to the Product
3.11 No Litigation or Other Actions; Properties (Other than Intellectual Property); Intellectual Property
3.16       Debt

                                  Schedule 3.5

                                  Subsidiaries

Subsidiaries of Columbia Laboratories, Inc., (all of which are wholly-owned) are:

Columbia Laboratories (Bermuda) Ltd.   Incorporated in Bermuda
Columbia Laboratories (France) SA      Incorporated in France
Columbia Laboratories (UK) Limited     Incorporated in the United Kingdom
Columbia Research Laboratories, Inc.   Incorporated in Delaware

                                 Schedule 3.8(a)

                   Material Agreements Not Yet Filed With SEC

1. License and Supply Agreement between Ardana Bioscience Limited, Columbia Laboratories (Bermuda), Ltd., and Columbia Laboratories, Inc., dated as of October 16, 2002.

2. Development and License Agreement between Ardana Bioscience Limited, Columbia Laboratories (Bermuda), Ltd., and Columbia Laboratories, Inc., dated as of December 26, 2002.

3.   The Transaction Agreements.

                                 Schedule 3.8(b)

                   Material Agreements Related to the Product

1. Semi-exclusive Supply Agreement by and between Mipharm S.p.A., and Columbia Laboratories (Bermuda) Limited, dated as of May 7, 2002.

2. License and Supply Agreement between Ardana Bioscience Limited, Columbia Laboratories (Bermuda), Ltd., and Columbia Laboratories, Inc., dated as of October 16, 2002.

3.   The Transaction Agreements.

                                  Schedule 3.11

                              Intellectual Property

Product Intellectual Property:

1.   U.S. Patent No. 4,615,697

2.   U.S. Patent No. 6,248,358

3.   U.S. Patent Application Serial No. 09/596,073

4.   U.S. Patent Application Serial No. 09/877,218

5.   U.S. Trademark Application No. 76,442,855 for "Striant"

6.   U.S. Trademark Registrations - None

Interferences and Other Matters:

1.   [***]

2. The Joint United Nations Program on HIV/AIDS (UNAIDS) issued a study report on June 13, 2000, that nonoxynol-9 in a gel form is not effective in protecting women from HIV infection. The gel form used in the study was the Company's Advantage-S product. The study results may affect the value of the Company's U.S. Patent No. 5,667,492, and related international patents and applications.

                                  Schedule 3.16

                                      Debt

     7.125% Convertible Subordinated Note Due March 15, 2005.
     Payable to SBC Warburg Dillon Read Inc.                    $10,000,000

     Note to Ares Trading SA payable in monthly installments
     of $220,000 plus interest at 9% on the average balance
     outstanding during the month                                   146,667
                                                                -----------
                                                                $10,146,667